Exhibit 10.36

Distribution Agreement

This AGREEMENT (‘Agreement’) is made on 20 March 2020 between:

Sinclair Pharma US Inc., a company established and existing under the laws of California, USA, having its place of business at 1 Technology Drive, Unit 134, Irvine, CA 92618, USA (‘Company’);

and

Suneva Medical, Inc., a company established and existing under the laws of Delaware, USA, having its principal place of business at 5870 Pacific Center Blvd., San Diego, CA 92121, USA (‘Distributor’).

WHEREAS

(A)	Company has the rights to appoint distributors for the Products (as defined below);

(B)	Company wishes to grant to the Distributor sole and exclusive rights to distribute the Products in the Territory (as defined below) on the terms and conditions of this Agreement; and

(C)	Distributor is willing and able to provide a competent and capable infrastructure for such purposes in such Territory.

Now, therefore, the Parties to this Agreement, in consideration of the mutual covenants and undertakings herein contained, agree as follows:

1.	DEFINITIONS

In this Agreement:

1.1	‘Agreement’ means the agreement between the Parties constituted by this document including all Schedules and Appendices;

1.2	‘Affiliate’ means with respect to a Party, any person, corporation, firm, joint venture or other entity, which directly or indirectly (whether or not through intermediates) Controls, is Controlled by or is under common Control with such Party;

1.3	‘Applicable Laws’ means all laws, enactments, regulations, statutes, industry codes, binding judgements, economic, trade or financial sanctions and decisions of any court, tribunal or body and/or any legally binding rules or polices of any regulatory body (including a Relevant Authority) which are in force from time to time and applicable to a Party and the performance of its obligations under this Agreement;

1.4	‘Business Day’ means a day (other than a Saturday, Sunday or public holiday in England or New York) when banks in both London and New York are open for business;

1.5	‘cGMP’ means the standards established by FDA or its successor and any governmental agency in the Territory for current Good Manufacturing Practices;

1.6	‘Company Corporate Packaging’ means the packaging and labelling used as standard by the Company for the Products;

1.7	‘Competing Product’ means any suture based aesthetic product. For the avoidance of doubt, Competing Product shall not include any products being sold by the Distributor as at the Effective Date, including Bellafill or any developments of such products;

1.8	‘Confidential Information’ means all information that is disclosed or made available by or on behalf of a Party (the ‘Disclosing Party’) to the other Party (the ‘Receiving Party’) in connection with this Agreement, whether in writing, orally, visually or otherwise, and whether before or after the Effective Date. Without limiting the generality of the foregoing, Confidential Information of a Party shall include all ‘Confidential Information’ (as such term is defined in the Confidentiality Agreement) disclosed or made available by or on behalf of such Party to the other Party pursuant to the Confidentiality Agreement.

1.9	‘Confidentiality Agreement’ means the confidentiality agreement between the Parties dated 11th August 2017;

1.10	‘Control’ means, in relation to a legal person, the direct or indirect ownership of more than 50 per cent of the voting capital or similar right of ownership of that person or the legal power or the ability to direct the affairs, general management or policies of another person, whether by virtue of the ownership of shares, contract or otherwise;

1.11	‘Controller,’ ‘Data Subject,’ ‘Personal Data’ and ‘Processing’ (and its derivatives) shall each have the meaning given in the GDPR;

1.12	‘Data Protection Laws’ means:

(a)	Regulation (EU) 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of Personal Data and the free movement of such data (GDPR);

(b)	the UK Data Protection Act 2018 and any subsequent Act or Regulation replacing or amending the same;

(c)	all other applicable laws relating to or impacting on the processing of Personal Data and privacy, including any such laws in the Territory.

1.13	‘Damages’ means any loss, damage, liability (whether arising out of fault, strict liability or otherwise), obligation, fine, judgment for damages, arbitration award, settlement amount, penalty or claim and all reasonable costs and expenses (including the fees and expenses of professional advisers) related thereto;

1.14	‘Delivery’ means delivery pursuant to Clause 4.1;

1.15	‘Due Date’ has the meaning set out in Clause 6.2;

1.16	‘Effective Date’ means the date that appears at the beginning of this Agreement;

1.17	‘FDA’ means United States Food and Drug Administration or its successor;

1.18	‘FEFO’ means the principle of ‘first expired, first out’ in respect of the shelf life of the Products;

1.19	‘Force Majeure Event’ means an event that results from causes beyond a party’s reasonable control and unable reasonably to be planned for or avoided such as fires, floods, earthquakes, embargoes, shortages, failures or delays in supplies, epidemics, quarantines, war, acts of war (whether war is declared or not), acts of terror, insurrections, riots, civil commotion, or strikes, lockouts or other labour disturbances;

1.20	‘Good Industry Practice’ means, at any time during the Term, the exercise of that degree of care, prudence, efficiency, foresight, diligence, skill and timeliness which would reasonably and ordinarily be expected from a skilled, trained, professional and experienced person engaged in the same type of undertaking and / or providing services similar to the undertaking or services described herein under the same or similar circumstances;

1.21	‘Import Licence’ has the meaning set out in Clause 9.3;

1.22	‘Insolvency Event’ means in relation to a Party (the “Affected Party”), where such Affected Party ceases carrying on its business, is adjudicated insolvent, files a voluntary petition in bankruptcy, or has an involuntary petition for bankruptcy filed against it, which involuntary petition is not dismissed within 90 days, if an order is made or a resolution is passed for the winding up, dissolution or liquidation of the Affected Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), if a liquidator, administrator, administrative receiver, receiver, trustee or similar agent is appointed in respect of all or substantially all of the Affected Party’s assets or business, if the Affected Party makes any composition with or general assignment for the benefit of its creditors or if the Affected Party takes or suffers any similar, equivalent or analogous action in any jurisdiction;

1.23	‘Initial Term’ has the meaning given to it in Clause 14.1;

1.24	‘Intellectual Property Rights’ means all intellectual and industrial property rights of any kind whatsoever that relate to the Products including the Website, the Patents and the Trade Marks and any other relevant patents, supplementary protection certificates, rights in know-how, registered trade marks, registered designs, models, unregistered design rights, unregistered trade marks, rights to prevent passing off or unfair competition and copyright (whether in drawings, plans, specifications, designs and computer software or otherwise), database rights, topography rights, any rights in any invention, discovery or process, and applications for and rights to apply for any of the foregoing in each case in the United Kingdom and all other countries in the world and together with all renewals, extensions, continuations, divisions, reissues, re-examinations and substitutions or such rights or applications whether vested, contingent or future, owned by or licensed to the Company (or one of its Affiliates) in relation to the Products wherever existing;

1.25	‘Minimum Purchase Order Quantities’ means minimum order quantities for each Purchase Order as specified as such in Schedule B as may be updated by the Parties from time to time on mutual written agreement;

1.26	‘Minimum Purchase Obligations’ or ‘MPOs’ means in respect of any Quarter the minimum amount of each Product that Distributor is obliged to purchase from the Company in that Quarter in accordance with Clauses 3.5 and 3.6, it being agreed that Product that is purchased but subsequently returned shall not be counted when calculating the amounts purchased by the Distributor unless such Product is rejected because it does not meet the specifications set out in the Registration or is not manufactured according to Applicable Law (in which case such non-conforming or non-compliant Product shall be counted when calculating the amounts purchased by the Distributor);

1.27	‘Parties’ means Company and Distributor and ‘Party’ means either of them as the context indicates;

1.28	‘Patent(s)’ means the patents and patent applications, short particulars of which are set out in Schedule C, granted patents issuing from such applications and any supplementary protection certificates granted in respect of the Products and all other future applications derived from said applications in any territory, which have any claims covering the Products;

1.29	‘Product’ means the products manufactured and packaged under the Trade Marks in the form, dosage and presentation and for the indications detailed in Schedule A hereto;

1.30	‘Purchase Order’ means a purchase order to be submitted by Distributor to Company pursuant to Clause 3.3;

1.31	‘Quarter’ means each three month period in each Year. Q1 spans 1 January – 31 March, Q2 spans 1 April – 30 June, Q3 spans 1 July - 31 September and Q4 spans 1 October – 31 December (in each case, the dates are inclusive);

1.32	‘Registration’ means in relation to Product any official approval, authorisation or licence, including, if applicable, approval of Product’s selling prices and/or any social security approval, that is required in order to permit the lawful distribution, marketing, promotion and/or sale of that Product in the Territory;

1.33	‘Relevant Authority’ means all governmental bodies or agencies that are responsible for the granting of any Registration required in the Territory;

1.34	‘Representatives’ means, in relation to each Party, its Affiliates, its officers and employees and the officers and employees of its Affiliates and its (and its Affiliates’) professional advisers;

1.35	‘Sales & Marketing Plan’ means the sales & marketing plan relating to Products as prepared by Distributor in accordance with Clause 5.5;

1.36	‘Sale Transaction’ has the meaning given to it in Clause 18.7;

1.37	‘Shared Data’ means Personal Data in respect of which both the Company and the Distributor are Controllers under Data Protection Laws;

1.38	‘Specifications’ shall mean the specifications of the Product as set out in Schedule A which may be amended from time to time in accordance with Clause 8.4;

1.39	‘Subcontractor’ means any Affiliate, agent, delegate, subcontractor or other person (other than an employee) who performs services for or on behalf of a Party in connection with the performance of such Party’s obligations under this Agreement;

1.40	‘Supply Prices’ means, subject to Clause 6.6, the prices at which the Products are to be supplied by Company to Distributor as set out in Part B1 of Schedule B;

1.41	‘Tax’ means any federal, local and/or other rates, taxes, levies, fees, assessments, impositions or charges of any kind whatsoever, together with any interest and any penalties or additions and regardless of whether compliance with such taxation regime is compulsory or voluntary with respect thereto, including any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, service, service use, value added, withholding, excise, severance and documentary;

1.42	‘Term’ means the period commencing on the Effective Date and ending on the termination or expiry of this Agreement;

1.43	‘Territory’ means the countries or areas specified in Schedule F;

1.44	‘Trade Marks’ means the registered trade marks and pending trade mark applications and unregistered trade marks as set out in Schedule C and any further trade marks that the Company may permit the Distributor to use in the Territory in respect of the Products by express notice in writing;

1.45	‘Website’ means Sinclair’s website at www.instalift.com; and

1.46	‘Year’ means a period of twelve (12) months (or part of such period in respect of the 12-month period in which this Agreement is terminated), where Year 1 shall commence on the Effective Date and end on the day immediately prior to the first anniversary of the Effective Date and all subsequent Years shall be the twelve (12) month period commencing on the anniversary of Year 1 and each subsequent anniversary.

2.	APPOINTMENT

2.1	Subject to the terms and conditions of this Agreement, Company hereby grants to the Distributor the sole and exclusive right and licence during the Term to act as Company’s exclusive distributor and to import, distribute, promote, market and sell Product in the Territory and Distributor hereby agrees to act in that capacity. For the avoidance of doubt, other than through the Distributor, the Company shall not itself sell, supply, distribute or otherwise make available any Products in the Territory.

2.2	Company undertakes that it shall not, other than through Distributor under this Agreement, as provided in this Agreement or as otherwise expressly agreed by Distributor in writing, at any time during the Term, directly or indirectly, on its own behalf or on behalf of or by, with or through any Affiliate or any other company or person:

2.2.1	appoint any distributor, agent or other representative in the Territory in relation to the Products;

2.2.2	be engaged, concerned or interested in the sale, supply, or distribution of the Products in the Territory; or

2.2.3	sell, supply, distribute or otherwise make available any Products to any person if Company or its Affiliate knows or has reason to know that such Products will be resold, supplied or distributed in the Territory.

2.3	Distributor shall not obtain supplies of Product for sale or resale in the Territory during the Term except from the Company or from such third party as notified to the Distributor by the Company in writing as being authorised to supply the Product to the Distributor. Distributor acknowledges that Company may grant rights to other persons to distribute the Product outside the Territory but unless and until it does so the Company reserves exclusivity in all countries outside of the Territory for itself or its Affiliates.

2.4	Distributor undertakes not to seek customers or to promote, distribute or offer for sale the Product or establish or maintain any branch or distribution depot for the Product in any country that is outside the Territory. The Distributor shall not represent itself as an agent of Company for any purpose, pledge Company’s credit, give any condition or warranty on Company’s behalf, make any representation on Company’s behalf nor commit Company to any contracts nor incur any liability on behalf of the Company. The Distributor shall not, without the prior written consent of the Company, make any promises or guarantees in respect of the quality, efficacy or manufacture of the Product beyond those contained in the promotional material provided by the Company (or approved by the Company under Clause 5.2) except as necessary to ensure compliance with Applicable Law and the applicable Registration.

2.5	The Distributor shall not (a) register in its own name nor use any trade marks or trade names which are similar to or might be confused with the Trade Marks or (b) use in connection with the activities contemplated by this Agreement or apply to any Product any trade marks or trade name of its own other than the Distributor’s corporate name and logo which application shall be subject to the prior written approval of the Company.

2.6	Subject to Section 13, the Company hereby grants to the Distributor a royalty-free, non-exclusive, non-transferable, non-assignable (subject to Clause 18.7.1 and 18.7.2), licence during the Term under the Intellectual Property Rights and Registrations solely to use, sell, promote, market and distribute the Products in the Territory and to import of Products into the Territory pursuant to the terms of this Agreement with the right to sub-licence to any sub-distributor permitted pursuant to Clause 18.7 on the same terms as the foregoing.

2.7	Company shall be responsible for and shall pay the cost of any royalty and milestone payments due to any third party as committed to by the Company or any of its Affiliates (including former owners of any rights in the Products) in relation to the sale of Products in the Territory and shall indemnify, keep indemnified and hold harmless Distributor and its Affiliates and permitted sub-distributors during the Term and any time thereafter in relation to any Damages in connection with or in relation to the payment of any such royalty and/or milestone payments.

3.	FORECASTS, ORDERS AND MINIMUM QUANTITY

3.1	Distributor shall each month, for the duration of the Term of the Agreement (by no later than the seventh day of the relevant month), provide to the Company a rolling twelve (12) month forecast detailing its good faith, estimated requirements for Products (the ‘Product Forecast’). The Product Forecast shall be contained in the Company’s template set out in Schedule I or such other format as the Parties may agree (the ‘Product Forecast Template’). It is acknowledged that the Distributor’s Product requirements in respect of the first three (3) months of each Product Forecast (the ‘Initial Three (3) Month Period’) shall be deemed fixed and shall not be capable of being amended by Distributor. Accordingly, Distributor shall be obligated to purchase all Products referred to in the Initial Three (3) Month Period of each Product Forecast (including, for the avoidance of doubt, the first Product Forecast provided by Distributor to Company pursuant to this Agreement) unless otherwise agreed in writing by Company. The first Product Forecast shall be provided by Distributor to the Company within thirty (30) days of the Effective Date. Delivery of a Product Forecast to Company does not constitute an order.

3.2	Distributor acknowledges that Company’s ability to be able to meet demand for Products depends on timely delivery by Distributor of the Product Forecast each month. The Company shall not be responsible for late Delivery if and to the extent caused by Distributor’s failure to comply with the forecasting provisions set out in this Section 3.

3.3	Orders for purchases of Product shall be submitted to Company in writing in accordance with Schedule D (each being a ‘Purchase Order’), and shall not bind Company until confirmed in writing by Company. Distributor shall place its first Purchase Order within thirty (30) days of the Effective Date. Company shall use reasonable endeavours to confirm to Distributor whether a Purchase Order is accepted within ten (10) Business Days of receipt and at the same time shall specify the Delivery date. Orders shall not usually be available for Delivery until twelve (12) weeks after this confirmation (or longer if the relevant orders exceeds the Product Forecast by 20% or more). Once a Purchase Order is confirmed by the Company in writing, it shall constitute a firm order and cannot be cancelled by the Distributor or the Company. Company shall use its reasonable endeavours to meet the Delivery dates confirmed by it for all orders for Product. The Company shall not be responsible for late Delivery if and to the extent caused by any breach by the Distributor of its obligations under this Agreement.

3.4	The Company reserves the right to refuse Purchase Orders for Products which do not meet the Minimum Purchase Order Quantities per order for Product.

3.5	During the Initial Term, the Distributor shall, in each Quarter, place Purchase Orders for Product from the Company in amounts that equal or exceed the MPOs in respect of each such Quarter as set out in Part B2 of Schedule B.

3.6	Following expiry of the Initial Term, the Distributor shall place Purchase Orders for Product from the Company in amounts that equal or exceed MPOs determined in accordance with the following:

3.6.1	the MPOs will be set separately for each Year and corresponding Quarters, commencing after expiry of the Initial Term (each such Year being referred to as a ‘New Year’);

3.6.2	not less than six (6) months prior to the start of a New Year, the Parties will discuss and seek to agree (each acting reasonably and in good faith in reaching such agreement) the MPOs in respect of that New Year (broken down by Quarters) such agreement to be evidenced in writing and signed by both Parties; and

3.6.3	if by the start of any New Year the Parties have not agreed the MPOs in respect of that New Year (including all four Quarters within that New Year) the Minimum Purchase Obligations for that New Year shall be deemed to be the MPOs for the immediately preceding Year (broken down by Quarter).

3.7	If the Company determines that it is required to withdraw any of the Products from the market in the Territory upon safety grounds or due to Applicable Laws or infringement of third party Intellectual Property Rights, it will where reasonably practicable consult with the Distributor and the Parties shall co-operate in good faith to try to find an alternative solution to, wherever possible, avoid such withdrawal or find a suitable work around. If the Parties cannot reach agreement on any matter referred to in this Clause 3.7, the Company shall provide to the Distributor as much notice of such withdrawal as is in the circumstances reasonably practicable.

3.8	If the Company’s need to withdraw the Product upon safety grounds or due to Applicable Laws or infringement of third party Intellectual Property Rights has been caused by the negligence of or breach of this Agreement by the Distributor or its Representatives, the Company shall be entitled to withdraw the Product at its discretion without liability to the Distributor.

4.	SUPPLY AND DELIVERY

4.1	Unless otherwise agreed by the Parties in writing, Product supplied under this Agreement is sold on an Ex Works basis (as defined in the International Chamber of Commerce’s Incoterms 2010) at the Supply Price at such location as detailed in Schedule B.

4.2	Risk of loss or damage to any lot of Product shall pass to Distributor on the earlier of (i) three (3) Business Days after notification to Distributor of release of the lot of Product and availability for collection and (ii) the date of actual collection of such lot of Product.

4.3	Company shall notify the Distributor in writing as soon as a lot of Product is ready for delivery and provide all the necessary shipping information and documentation.

4.4	If the Distributor has not arranged for the Products to be collected within ten (10) Business Days of the Company notifying the Distributor and making available all necessary information and documentation in accordance with Clause 4.3, the Company shall continue to store the lot and shall be entitled to recharge the reasonable additional storage costs incurred by the Company per pallet per day for storing the Products (as supported by documentary evidence to be made available to the Distributor).

4.5	Distributor shall keep throughout the Term a stock of Product reasonably estimated to be adequate to meet market demand and to cover possible shortages in the supplies of Product in the Territory, such stock to correspond to at least three (3) months’ average sales in the Territory.

4.6	Distributor shall visually inspect each lot of Product promptly following receipt and promptly inform Company in writing of any defects or issues without unreasonable delay, stating the reasons as well as the invoice, Purchase Order and lot numbers. Defects that are clearly visible on an initial inspection shall be notified within five (5) Business Days from receipt of the relevant Product by Distributor at its designated warehouse.

4.7	For any latent defects in a Product or any defects that were not seen or could not reasonably have expected to have been seen on an initial inspection, the Distributor shall give the Company notice in writing of such defect (together with the relevant invoice, Purchase Order and lot numbers) and rejection of the relevant shipment no later than five (5) Business Days from the date of discovery of such defect. For the avoidance of doubt Company shall not be liable for defects to the extent arising from Distributor’s or its Representatives’ negligence or breach of this Agreement, including failure to store, handle and receive Product in accordance with the Registration.

4.8	In the event of a disagreement between Company and Distributor regarding whether the Product is defective which the Parties are unable to resolve within fourteen (14) days of receipt of notice by the Company pursuant to Clause 4.6 or 4.7, appropriate samples of the relevant Product shall be submitted for analysis to an independent expert testing laboratory mutually agreed to by Distributor and Company, or in the event that they cannot agree within seven (7) days (each acting reasonably and in good faith), to an independent expert testing laboratory appointed by the Company. In any other case, the dispute shall be resolved in accordance with Clause 18.17. The determination of such expert testing laboratory shall be conclusive and binding on the Parties. The cost of analysis shall initially be shared equally by the Parties, but the Party whose view as to whether the relevant lot of Product is or is not defective is found to be incorrect shall reimburse the other Party for the share of such cost initially borne by the other Party.

4.9	Title to each unit of Product supplied hereunder shall pass to Distributor upon the earlier of (a) payment in full to Company of the Supply Price for such unit and (b) immediately prior to the resale of such unit of Product by Distributor in the ordinary course of its business. For purposes of this Clause 4.9, “resale” shall be deemed to occur on the earlier of shipment thereof by Distributor to the applicable purchaser or issuance of an invoice therefor by Distributor to the applicable purchaser. Pending title passing, Distributor shall hold such unit of Product as bailee for Company but may use or resell such unit of Product in the ordinary course of its business, provided that immediately prior to resale of such unit of Product by Distributor in the ordinary course of its business, title to such unit of Product shall pass to Distributor. In the event that this Agreement expires or is terminated prior to title to a unit of Product passing to Distributor and while such unit of Product is still in the possession or control of Distributor, then upon such expiration or termination, Company may enter Distributor’s premises where such unit of Product is stored and repossess such unit of Product. Until title to Product passes to Distributor, Distributor shall take all reasonable care of Product and separately store it.

4.10	If Company agrees that a lot of Product is defective or if a lot of Product is found to be defective by an independent expert under Clause 4.8, Distributor may return such defective Product to Company at Company’s cost and expense, or if Company so requests Distributor shall dispose of such Product at Company’s cost and in compliance with Company’s instructions and in either case, Company shall as soon as reasonably possible provide non-defective replacement Products at no cost to Distributor and shall issue a credit for shipping costs. To the extent that any defect or non-conformity is attributable to any act or omission of the Distributor or its Representatives in breach of this Agreement or reasonable written instructions provided by Company, including but not limited to the improper handling or use and/or failure to store, handle and receive the Product in accordance with the terms of this Agreement and/or the Registration, Distributor shall promptly reimburse Company for the properly-incurred and documented cost of return or disposal of the defective Product and in respect of the replacement Products, the properly-incurred and documented cost of shipping, Tax and associated costs.

4.11	The Company shall provide to the Distributor a total of one thousand two hundred (1,200) boxes of free Product in each Year (which amount shall be reduced on a pro-rata basis in the event that any Year is less than twelve (12) months) for training, education, demonstration and similar uses but in the event that the total Adjusted Supply Price received by the Company in a Year is more than 5% less than that received by it in the previous Year it shall reduce the amount of free of charge Products by such amount that it deems reasonable in the circumstances, acting in good faith in making such assessment.

5.	PACKAGING AND MARKETING

5.1	The Company and Distributor agree that the Company shall supply all Products in Company Corporate Packaging that complies with the Registration, all Applicable Laws, and cGMP.

5.2	Any information about the Products provided by Distributor including all labels, leaflets and package inserts shall comply with the Registration, all Applicable Laws, and cGMP. Further, the Distributor shall not make any representations or claims regarding the efficacy and/or safety of the Products which are not expressly included in the Registration or expressly agreed to in writing by the Company, such consent not to be unreasonably withheld or delayed. Distributor shall submit to the Company, for its prior written approval, all new promotional literature and advertising or other marketing material for the Products in English. The Company shall be deemed to have approved such material if it does not object within fifteen (15) Business Days of receipt of such submission provided that if Distributor uses the promotional literature and advertising of the Company without modification (other than to add the name and address of the Distributor) then no such review by the Company shall be necessary. Distributor agrees to make no representations in its promotional literature or otherwise in relation to the Products which are inconsistent with or exceed those claims in the Registration or approved in writing by the Company.

5.3	Distributor shall ensure that all promotional material shall be based on any marketing material provided by the Company and that such material and promotional activity complies with Applicable Laws and the Registration.

5.4	All marketing activities in the Territory shall be the responsibility of the Distributor.

5.5	The Distributor shall submit its Sales & Marketing Plan to the Company to cover as a minimum the information set out in Schedule J hereto (the ‘Sales & Marketing Plan Template’) (or such other information as agreed in writing by Distributor and the Company) for Company’s approval (such approval not to be unreasonably withheld or delayed), within one (1) month of the Effective Date and on an annual basis thereafter.

5.6	The Distributor shall use commercially reasonable efforts to implement the approved Sales & Marketing Plan. The Parties shall meet on a quarterly basis at such location as is agreed to review the Distributor’s implementation of such plan.

5.7	Distributor shall ensure that it does not do anything at any time in connection with any Product whether during the Term or upon termination or expiry of this Agreement, which would reasonably be expected to damage in any way the goodwill in the Intellectual Property Rights.

5.8	Each Party undertakes to the other that it shall not wilfully take any action which would reasonably be expected to damage the reputation of the Products and/or the other Party and/or its Affiliates.

5.9	Distributor may, at its own cost, conduct studies with Product provided that it has been previously authorised to do so in writing by Company, Company has approved the final protocol and study centre(s) for such studies in advance and in writing and, if requested by Company, any study centre first executes a confidentiality undertaking in a form acceptable to Company. Company may, in its sole discretion, provide reasonable quantities of Product free of charge for such approved studies, but shall not be obliged to do so, and it shall not be liable for any expenses incurred by Distributor in connection with such studies. In the event any such studies with the Product are permitted by the Company, the Distributor shall ensure that they are conducted in the Territory in compliance with all local legal and regulatory requirements and Applicable Laws. All results and all scientific and clinical data relating to Product (and any intellectual property rights therein or arising therefrom) generated by or on behalf of the Distributor or any third parties in connection with any such studies shall belong to Company, and Distributor shall, and shall procure that all third parties shall, take all steps required to vest (or, if necessary, assign) such rights in and to the Company. Distributor shall promptly deliver to Company copies of all information arising out of such studies, and any new scientific or clinical data relating to Product, as soon as it comes into its possession, including any adverse drug experiences derived from such studies. Distributor shall indemnify Company in respect of any and all Damages arising in connection with such studies. The results of any such studies shall not be published without the prior written consent of Company except to the extent required by Applicable Laws, in which event Distributor shall promptly notify Company of such requirement and, to the extent practicable under the circumstances, shall give Company a reasonable opportunity to review such publication prior to issuance.

6.	PAYMENT TERMS

6.1	Sales by Company to Distributor shall be made Ex Works (at the location detailed in Schedule B) at the Supply Prices (which are exclusive of VAT). Distributor shall be solely responsible for and it shall bear and pay all Taxes and other charges imposed by reason of its purchase, import and resale of Product.

6.2	Company shall invoice Distributor upon Delivery. Distributor shall pay Company for Product ordered hereunder within forty five (45) days of the date of invoice (“Due Date”) and payment shall be made by means of electronic transfer in immediately available funds to such bank account as Company may direct from time to time. Unless otherwise agreed, the invoiced currency shall be US Dollars ($). Time for payment shall be of the essence of this Agreement.

6.3	If Distributor fails to pay within ten (10) Business Days of the Due Date any amount greater than five hundred thousand US dollars ($500,000) which is payable to Company under this Agreement without such failure being the result of and to the extent only of any good faith dispute referred to in Clause 6.4, then, without prejudice to Sections 12 and 14 of this Agreement and any other rights and remedies that the Company may be entitled to under the Agreement or at law (including the right to claim interest), the Company shall be entitled to immediately suspend all orders and deliveries of Product to Distributor until all outstanding and due amounts have been received by Company in full.

6.4	If the Distributor disputes any invoice in good faith, it shall give prompt notice to Company and the Parties shall attempt in good faith to resolve the issue as soon as reasonably possible. In such event, Distributor shall pay such amount of the invoice that is not in dispute and the Company shall continue to supply Products in accordance with the terms of this Agreement, provided that if it is agreed or otherwise determined that all or any amount of the sum withheld by Distributor should be paid to Company, that amount will accrue interest in accordance with Clause 6.5.

6.5	Any amount due and not paid on the Due Date, including any disputed amount that is subsequently required to be paid, will incur interest at the rate of 2% over the base rate of The Bank of England from time to time, commencing on the Due Date and continuing until fully paid, whether before or after any judgment.

6.6	The Distributor shall determine at its sole discretion the price at which it shall sell the Products in the Territory. At the end of each Year the Distributor shall reconcile the Supply Price paid by the Distributor to Company versus the price at which the Distributor sold the Products in the Territory to calculate the actual supply price payable (‘Adjusted Supply Price’) and to this end Distributor shall provide such evidence as reasonably requested by the Company detailing the average selling price (‘ASP’) of Products sold by it in the previous Year in the Territory within thirty (30) days of Company’s request. In the event that the difference between the ASP and the Supply Price is more than 55% then the Distributor shall pay the total aggregate of all such amounts that exceed 55% to the Company within thirty (30) days of receipt of the Company’s invoice. In the event that the difference between the ASP and the Supply Price is less than 55% then the Company shall pay such amount to Distributor between the Supply Price and the ASP to ensure the Distributor receives 55% gross margin, provided that in the event the ASP is lower than the base price for the relevant Product as detailed in Schedule B, for the purposes of calculating the amount owed by the Company to Distributor pursuant to this Clause the ASP shall be assumed to be the base price.

7.	OBLIGATIONS OF COMPANY

7.1	The Company shall:

7.1.1	supply Products to Distributor during the Term which conform to the Specifications and the Registrations and comply with cGMP and Applicable Laws;

7.1.2	provide all marketing materials relating to the Product in the Territory that it has in its possession as at the Effective Date at no additional cost to Distributor;

7.1.3	at all times during the Term maintain the Registrations and comply with all reporting and other requirements of Relevant Authorities in the Territory with respect to the Product;

7.1.4	upon notice from Distributor of any unauthorised sales or distribution of Products in the Territory by any third party use reasonable efforts to determine the source of such Products, and Distributor shall reasonably cooperate with such efforts. If any distributor of Products appointed by Company or any of its Affiliates outside of the Territory is the direct or indirect source of such Products sold or distributed in the Territory Company shall take reasonable corrective action including if necessary and where permitted by Applicable Laws specific enforcement of the relevant terms of Company’s or its Affiliate’s agreement with such distributor and/or termination of such distributor’s Product distribution rights;

7.1.5	not (and shall procure that none of its Affiliates shall) during the Term directly or indirectly market, sell, distribute or import any Competing Product in the Territory; and

7.1.6	introduce and give the Distributor reasonable access to its existing key opinion leaders of the Products in the Territory.

8.	REGISTRATION OF THE PRODUCTS AND PRODUCT LICENCES

8.1	The Company undertakes to the Distributor that it shall obtain and maintain at all times during the Term, at Company’s sole cost and expense, the Registration for the Products in the Territory.

8.2	Without limiting Company’s obligations under Clause 8.3, Distributor hereby undertakes that it shall:

8.2.1	provide any available information in Distributor’s possession as required by the Company from time to time in order for the Company to obtain or maintain the Registration in the Territory;

8.2.2	promptly notify the Company of any issue that comes to the Distributor’s knowledge that will affect the Registration and promptly act in accordance with any reasonable and lawful instructions of Company to the extent needed; and

8.2.3	on Company’s reasonable request promptly provide such reasonable support and assistance to Company as is necessary in order for any Registration in the Territory to be obtained and maintained.

8.3	The Company hereby undertakes that it shall:

8.3.1	maintain or cause to be maintained, at Company’s sole cost and expense, the Registration for the Products in the Territory at all times during the Term; and

8.3.2	promptly notify and at all times keep Distributor informed of all material actions and activities that relate to or affect the Registration. In addition, each Party shall promptly notify the other Party upon becoming aware of any changes or anticipated changes in the Applicable Laws relevant to the nature, manufacture, packaging, labelling, importation, storage, transportation, advertising, promotion and/or sale of the Products in the Territory and shall notify the other Party immediately if it becomes aware that any of the Products are or may be in breach of any Registrations, Import Licenses or Applicable Laws in the Territory.

8.4	Company shall have the control and decision making authority on any updates and changes to the Specifications, manufacturing process or technical documentation or change of manufacturing facility (collectively “Changes”) provided that Company complies with any relevant change control procedures in relation to the Products agreed between the Parties and provided further that prior to making any Changes, where such Changes are required to be notified to Relevant Authorities in the Territory, Company shall notify Distributor of the proposed Changes and Distributor shall have the opportunity to comment on such Changes. Company shall submit such Change to the Relevant Authorities in the Territory as required by Applicable Laws. Company shall only implement the Changes after the Relevant Authorities in the Territory when required have approved such Changes.

9.	OBLIGATIONS OF DISTRIBUTOR

The Distributor shall:

9.1	use all reasonable endeavours to ensure that it only distributes the Products to medically qualified professionals (where relevant as required by instructions for use (“IFU”)) (but allowing that Distributor’s Medical Affairs personnel may respond to unsolicited inquiries about uses that are outside of the IFU) and require that all potential purchasers of the Product attend the training programme (where required) established or approved by Company and complete such training before sale of Product will be made by Distributor;

9.2	in importing, promoting, marketing, selling and distributing Product in the Territory, comply, in all material respects, with Applicable Laws and the conditions and requirements of the Registrations;

9.3	obtain, maintain and comply with any and all import licences (‘Import Licences’) which are necessary for the entry of the Products into the Territory;

9.4	provide to Company on the 15th of every month during the Term of the Agreement (or the next Business Day following the 15th, if the 15th falls on a non-Business Day), an accurate, full and detailed breakdown of the total amount of stock of the Products it holds together with full details of all sales, returns, outstanding customer orders, in each case broken down by Product and by SKU by country within the Territory. In addition, upon Company’s request from time to time, Distributor shall provide such other information relating to the marketing, promotion, sale and distribution of Products in the Territory as Company may reasonably request;

9.5	use its commercially reasonable efforts to market, promote, sell and distribute Product in the Territory including but not limited to in accordance with the Sales & Marketing Plan;

9.6	within thirty (30) days after the Effective Date and at all times thereafter during the Term, have sufficient competent, skilled, trained and properly supervised personnel, as are necessary to ensure compliance with its obligations under this Agreement, which personnel shall include the transfer upon the Effective Date from the Company to Distributor of five employees of the Company working in the Territory to include four sales representatives and one medical affairs person the identity of such personnel to be agreed by the Company and Distributor and in the event that any of these employees refuse to transfer to the Company or subsequently leave the employment of the Distributor (with or without cause) the Distributor shall promptly replace them with personnel of at least the same experience and expertise ;

9.7	without prejudice to its other obligations under this Agreement, conduct its activities in accordance with Good Industry Practice;

9.8	promptly investigate any complaints, problems or claims relating to the Product that the Distributor receives in accordance with Applicable Law and the Distributor’s complaint handling procedures as detailed in Schedule G. Company shall promptly investigate any complaints, problems or claims relating to the Product that Company receives in accordance with Applicable Law and Company’s complaint handling procedures. Each Party shall reasonably cooperate with the other Party in investigating any such complaint, product or claim received by either Party;

9.9	keep full and proper books of account and records showing clearly all transactions and sales relating to Product in the Territory and shall, within thirty (30) calendar days of request by Company grant the Company access to such books of accounts and records for inspection and / or provide copies of the same to the Company for review;

9.10	promptly inform Company of all enquiries or orders for Product from outside the Territory;

9.11	ensure that the shipment and storage of Product is in full compliance with the labelled storage conditions applicable to the Product and/or any other conditions notified to the Distributor by the Company from time to time and immediately provide to Company evidence of compliance with such labelled storage conditions at any time upon request;

9.12	permit Company and its representatives, upon at least ten (10) Business Days’ notice (such notice may be given by email), a right of access to such facilities, employees and records relevant to the storage, analysis, import, promotion, distribution and sale of the Product for the purpose of verifying compliance with Applicable Laws as well as with the terms of this Agreement;

9.13	without prejudice to any other provision of this Agreement, including Company’s obligations under Section 8, ensure that it has all registrations, licences, approvals or consents required to enable it to perform its obligations under this Agreement (specifically excluding the Registrations in the Territory);

9.14	not (and shall procure that none of its Affiliates shall) during the Term:

9.14.1	acquire rights to any Competing Products; or

9.14.2	in any other way acquire any Competing Products, whether through acquisition, licence or otherwise and whether directly or indirectly;

in each case without first obtaining the Company’s prior written consent; and

9.15	not (and shall procure that none of its Affiliates shall) for a period of six (6) months from the date of any termination of this Agreement by Company for Distributor’s uncured material breach pursuant to Clause 14.4 or by Company pursuant to Clause 14.5 or 14.6 be directly or indirectly (and whether alone or in conjunction with or on behalf of any other person) engaged, concerned or interested in the manufacture, sale, supply, promotion, distribution, research, development or commercialisation of any Competing Product in the Territory. For clarity, this Clause 9.15 shall terminate and be of no further force or effect in the event of expiry of this Agreement or in the event of termination of this Agreement by Distributor for Company’s uncured material breach pursuant to Clause 14.4 or termination of this Agreement by Distributor pursuant to Clause 14.5 or 14.6; and

9.16	not manufacture Product, directly or indirectly, and shall sell the Product only in such packaging as supplied and/or approved by the Company and save to the extent approved in writing by the Company it shall not use any other trade marks, symbol, logo, get-up, imagery or devices, other than the Trade Marks in promoting, distributing and selling the Product, except for the Distributor’s corporate name and logo as expressly permitted pursuant to Clause 2.5.

10.	ANTI-BRIBERY & TAX EVASION

10.1	In connection with the performance of the Distributor’s obligations under this Agreement, Distributor (and all its directors, officers and employees, where appropriate):

10.1.1	shall comply with all Applicable Laws relating to anti-bribery and anti-corruption including, without limitation, the United Kingdom’s Bribery Act 2010 and the United States of America’s Foreign Corrupt Practices Act 1977 (‘Anti-Corruption Laws’);

10.1.2	shall not offer, promise, give, request, agree to receive, receive or accept a bribe or financial or other advantage or commit any corrupt act or authorise or permit the same to be done on its behalf;

10.1.3	shall not engage in any activity, practice or conduct (or failure to act) which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct were carried out (or such failure to act occurred) in the UK;

10.1.4	shall not do or omit to do any act or thing which constitutes an offence under Anti-Corruption Laws;

10.1.5	shall not do any act or thing that causes or may cause the Company to be in breach of any Anti-Corruption Laws;

10.1.6	shall comply (and procure that all of its officers, employees and agents and any other persons or entities who perform services for the Distributor comply) with the Company’s anti-bribery policy from time to time (the ‘Policy’), the Policy as at the date of this Agreement being set out in Schedule E;

10.1.7	shall have and maintain in place throughout the Term its own policies and procedures to ensure compliance with the Policy and all Anti-Corruption Laws and shall enforce them;

10.1.8	shall promptly report to the Company:

(a)	any request or demand for any bribe, inducement or other undue financial or other advantage of any kind received by the Distributor in connection with the Agreement; and/or in writing, any dealing by the Company with (or employing or otherwise engaging) a foreign public official (as defined in the Bribery Act 2010) in connection with the performance of its obligations under this Agreement;

(b)	any breach of this Clause 10.1 by the Distributor; and/or

10.1.9	shall on request provide to the Company such information and evidence as may from time to time be required by the Company to demonstrate the Distributor’s compliance with this Clause 10.1;

10.1.10	shall keep detailed, accurate and up to date records showing all payments made by it in connection with performing its obligations under this Agreement. The Distributor shall, within ten (10) Business Days of a request by the Company, allow the Company and its representatives to inspect these records and take copies of them; and

10.1.11	shall be responsible to the Company for the compliance of each of the Distributor’s Subcontractors with the Subcontractor terms, and shall be directly liable to Company for any breach by any such Subcontractor of its relevant Subcontractor terms.

10.2	The Distributor represents to the Company that it has not been convicted of any offence under any Anti-Corruption Law and undertakes to the Company that it will notify the Company immediately if it is under investigation for a suspected breach of or convicted for breach of any Anti-Corruption Laws.

10.3	The Distributor agrees that if:

10.3.1	the Company discovers that the representation made in Clause 10.2 above is false; or

10.3.2	the Distributor is convicted for an offence under any Anti-Corruption Laws after execution of this Agreement, then the Company shall be entitled to terminate this Agreement immediately by giving written notice to the Distributor.

10.4	The Distributor hereby warrants that it and its Affiliates have not been (i) involved in any criminal investigation, inquiry or enforcement proceedings in relation to tax evasion or, so far as the Distributor is aware, is/are likely to become involved in such an investigation, inquiry or enforcement proceedings or (ii) engaged in or facilitated any tax evasion, or in each case, permitted any of its directors, senior officers, employees, agents or intermediaries to do the same, and the Distributor and its Affiliates have in place adequate procedures to prevent engagement in or facilitation of tax evasion by its directors, senior officers, employees, agents and intermediaries.

10.5	The Company hereby warrants that it and its Affiliates have not been (i) involved in any criminal investigation, inquiry or enforcement proceedings in relation to tax evasion or, so far as the Company is aware, is/are likely to become involved in such an investigation, inquiry or enforcement proceedings or (ii) engaged in or facilitated any tax evasion, or in each case, permitted any of its directors, senior officers, employees, agents or intermediaries to do the same, and the Company and its Affiliates have in place adequate procedures to prevent engagement in or facilitation of tax evasion by its directors, senior officers, employees, agents and intermediaries.

11.	TECHNICAL & VIGILANCE MATTERS

11.1	The Parties shall each comply with Schedule G in relation to vigilance matters and Schedule H in relation to technical and quality matters.

11.2	Each Party certifies that it and its directors, officers, agents, Subcontractors and employees: (i) have not been and are not currently excluded pursuant to 42 U.S.C. §1320a-7 or similar state exclusion authority, debarred, or otherwise ineligible to participate in any Federal health care program as that term is defined in 42 U.S.C. §1320a-7b(f) or comparable state programs; (ii) have not been convicted of a criminal offense related to the provision of health care items or services or any other offense that may lead to exclusion under 42 U.S.C. §1320a-7 or similar state exclusion authority; or (iii) to its knowledge are not under investigation or otherwise aware of any circumstances which may result in being excluded from participation in any Federal or state health care program. Each party maintains an ongoing obligation to ensure the accuracy of this certification. If any change in circumstance occurs to make this certification inaccurate, it must notify the other Party in writing immediately and such other Party shall have the right to immediately terminate this Agreement if the above certification is or becomes untrue.

11.3	Company represents and warrants to Distributor that:

11.3.1	it has full capacity and authority to enter into and to perform this Agreement;

11.3.2	it has taken all corporate actions necessary to enter into and perform this Agreement;

11.3.3	this Agreement is executed by a duly authorised representative of Company with full power and authority to bind it and that once executed this Agreement will constitute legal, valid and binding obligations on Company;

11.3.4	there are no actions, suits or proceedings or regulatory investigations pending or, to Company’s knowledge, threatened against or affecting Company before any regulatory body, court or administrative body or arbitration tribunal that might affect the ability of Company to meet and carry out its obligations under this Agreement;

11.3.5	Company has the full right and authority to grant the licenses and rights granted in this Agreement;

11.3.6	all Products supplied to Distributor will have been manufactured in accordance with cGMP and Applicable Laws and will, on the date of Release of such Product, conform to the Specifications and the description in the Registration;

11.3.7	neither Company nor any of its Affiliates (i) is a party to any legal action, suit or proceeding related to the Product or the Intellectual Property, (ii) has received written notice from any third party claiming that the manufacture, use, sale, offer for sale or import of the Product infringes the patent or other intellectual property rights of any third party, except as disclosed to Distributor in writing (including by email) prior to the Effective Date, and (iii) has received any written communication from any third party threatening any action, suit or proceeding relating to the Product or the Intellectual Property, except as disclosed to Distributor in writing (including by email) prior to the Effective Date.

11.4	Distributor represents and warrants to Company that:

11.4.1	it has full capacity and authority to enter into and to perform this Agreement;

11.4.2	it has taken all corporate actions necessary to enter into and perform this Agreement;

11.4.3	this Agreement is executed by a duly authorised representative of Distributor with full power and authority to bind it and that once executed this Agreement will constitute legal, valid and binding obligations on Distributor; and

11.4.4	there are no actions, suits or proceedings or regulatory investigations pending or, to Distributor’s knowledge, threatened against or affecting Distributor before any regulatory body, court or administrative body or arbitration tribunal that might affect the ability of Distributor to meet and carry out its obligations under this Agreement.

12.	LIABILITY AND INSURANCE

12.1	Subject to Clause 12.11 and except as expressly provided in this Agreement and to the fullest extent permitted by law, neither Party makes any representations or warranties of any kind with respect to Products or any other part of this Agreement, express or implied, written or oral, including any implied warranty of merchantability, suitability or fitness for a particular purpose and all warranties, representations and conditions implied by law are excluded to the maximum extent permissible.

12.2	Subject to Clause 12.11, neither the Company nor any of its Affiliates shall be responsible for any Damages suffered by Distributor if and to the extent arising out of Distributor’s or its agents’ negligence or wilful acts or failure to act in connection with the requirements of this Agreement regarding storage, handling, distribution, use or sale by Distributor of the Product.

12.3	Distributor shall indemnify, defend and hold harmless Company against any and all Damages to which Company may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Damages arise out of or in connection with:

12.3.1	the deliberate misconduct of or reckless behaviour or gross negligence of Distributor and/or any of its Affiliates or Subcontractors; or

12.3.2	Distributor’s breach of any warranty, representation, covenant or agreement made by Distributor in this Agreement.

12.4	Distributor is not obliged to indemnify Company under Clause 12.3 to the extent the Damage is:

12.4.1	caused by the deliberate misconduct of or reckless behaviour or gross negligence of Company and/or any of its Affiliates or Subcontractors; or

12.4.2	caused by Company’s breach of this Agreement which does not result from a prior breach by Distributor.

12.5	Company shall indemnify, keep indemnified and hold harmless the Distributor against any and all Damages to which the Distributor may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Damages arise out of or in connection with:

12.5.1	Distributor’s and/or its Affiliate’s or Subcontractor’s proper exercise of its rights granted to it by the Company under this Agreement;

12.5.2	any defect in the Products;

12.5.3	the promotion, marketing, sale or distribution of the Product by or on behalf of Company in the Territory prior to the Effective Date; or

12.5.4	alleged or actual infringement of the intellectual property rights of a third party arising from the sale, marketing or distribution of the Products by Distributor and/or any of its Affiliates or Subcontractors in the Territory.

12.6	Except Company is not obliged to indemnify Distributor under Clause 12.5 to the extent the Damage is:

12.6.1	caused by the deliberate misconduct of or reckless behaviour or gross negligence of Distributor and/or any of its Affiliates or Subcontractors; or

12.6.2	caused by Distributor’s breach of this Agreement which does not result from a prior breach by Company.

12.7	If any third party makes a claim, or notifies an intention to make a claim, against a Party which may reasonably be considered likely to give rise to a liability under Clause 12.3 or Clause 12.5 (a “Relevant Claim”), the Party receiving the benefit of the indemnity (the “Indemnitee”) shall:

12.7.1	as soon as reasonably practicable, give written notice of the Relevant Claim to the indemnifying Party, specifying the nature of the Relevant Claim in as much detail as reasonably practicable;

12.7.2	not make any admission of liability, agreement or compromise in relation to the Relevant Claim without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld or delayed);

12.7.3	give the indemnifying party access at reasonable times (on reasonable prior notice) to its premises and its officers, directors, employees, agents and to any relevant assets, accounts, documents and records within the power or control of the Indemnitee, so as to enable indemnifying party to examine them and to take copies (at the indemnifying party’s expense) for the purpose of assessing the Relevant Claim; and

12.7.4	allow the indemnifying party exclusive conduct of any proceedings at the indemnifying party’s full cost, and at the indemnifying party’s cost and subject to being fully indemnified and held harmless by the indemnifying party, take such action as the indemnifying party may reasonably request to avoid, dispute, compromise or defend the Relevant Claim.

12.8	Each Party agrees to procure and maintain in full force and effect with reputable insurers during the Term and for a period of at least three (3) years following the expiry or termination of this Agreement, valid and effective insurance policies in connection with its activities as contemplated herein. Each Party undertakes to provide to the other, upon such Party’s request, a certificate evidencing such insurance cover, without prejudice to the preceding provisions of this Clause 12.8;

12.8.1	Distributor shall insure all Product from the date of Delivery for an amount equal to or exceeding the Supply Price and maintain general liability insurance (‘public liability’) of at least ten million US dollars ($10,000,000) of coverage per occurrence; and

12.8.2	Company shall, at its expense, carry product liability and comprehensive general liability insurance coverage of at least ten million US dollars ($10,000,000) per occurrence.

12.9	Subject to Clause 12.11, the liability of the Company to the Distributor in each calendar year in which the event giving rise to the claim occurred under or in connection with this Agreement or the Product howsoever arising (whether under tort including (negligence), breach of contract, statute, restitution under any indemnity or otherwise) shall (i) in the case of a product liability claim not exceed ten million US dollars ($10,000,000) and (ii) in all other cases shall not exceed the higher of (a) three million US dollars ($3,000,000) and (b) the total amount paid or payable by the Distributor to the Company under the Agreement in the Year in which the event giving rise to the claim occurred. This Clause 12.9 shall not apply to any of the Company’s obligations under this Agreement relating to the Intellectual Property Rights, confidentiality, compliance with any Applicable Laws (including Data Protection Laws), the Registrations or indemnification with respect to third party claims, which shall not be subject to any cap.

12.10	Subject to Clause 12.11, the liability of the Distributor to the Company in each calendar year in which the event giving rise to the claim occurred under or in connection with this Agreement or the Product howsoever arising (whether under tort including (negligence), breach of contract, statute, restitution under any indemnity or otherwise) shall not exceed the higher of (a) three million US dollars ($,3,000,000) and (b) the total amount paid or payable by the Distributor to the Company under the Agreement in the Year in which the event giving rise to the claim occurred. This Clause 12.10 shall not apply to any of the Distributor’s obligations under this Agreement relating to the Intellectual Property Rights, confidentiality, compliance with any Applicable Laws (including Data Protection Laws), the Registrations, or indemnification with respect to third party claims, which shall not be subject to any cap.

12.11	Neither Party excludes, restricts or limits its liability under this Agreement for: death or personal injury caused by its negligence; fraud, (including fraudulent misrepresentation); under section 12 of the Sale of Goods Act 1979; or for any matter that cannot be limited, restricted or excluded by law.

12.12	Subject to Clause 12.11, neither Party shall under any circumstances have any liability to the other Party for any direct or indirect loss of profit, loss of revenue, loss of anticipated savings, loss of business, goodwill or reputation or any indirect loss or damage arising out of or in relation to any of its obligations or duties under this Agreement.

13.	INTELLECTUAL PROPERTY RIGHTS

13.1	The Intellectual Property Rights are the exclusive property of Company and/or its Affiliates and Distributor shall not seek to register or have registered any of the Intellectual Property Rights, and shall not display or use any of the Intellectual Property Rights except in a manner previously approved by Company in writing; provided however no such prior written approval shall be required for such use consisting solely of

13.1.1	the sale or distribution of Product in packaging supplied by Company and bearing the Trade Marks; or

13.1.2	the use of advertising or promotional materials supplied or approved by Company.

13.2	Distributor shall discontinue any authorised use of the Intellectual Property Rights upon valid termination of this Agreement by the Company.

13.3	Each Party shall promptly inform the other Party of any infringement or suspected infringement of Company’s Intellectual Property Rights in the Territory or any claim that any Product or the manufacture, import, use, sale or other disposal of any Product within the Territory infringes the rights of any third party. Company shall in its absolute discretion, decide on the best steps to be taken after having discussed the case with Distributor who shall, give all reasonable co- operation to Company at the Company’s cost provided such costs are reasonably and properly incurred. The Company shall conduct and have sole control over any consequent action that it deems necessary and the Company shall pay all costs in relation to that action and shall be entitled to all damages and other sums that may be paid or awarded as a result of that action.

13.4	Distributor undertakes to use the Intellectual Property Rights strictly in accordance with the provisions of this Agreement in relation to Product and only in such manner and with such acknowledgement of proprietorship as from time to time shall have been stipulated by Company and the Distributor shall not do, or omit to do, anything in its use of the Intellectual Property Rights that would reasonably be expected to adversely affect their validity.

13.5	Distributor shall sell Product in the same condition as it is received by it and shall not deface or alter Product or its packaging, remove or modify any labels, instructions or identifying insignia applied to or furnished in connection with Product or affix to Product or its packaging any labels or signs not previously approved in writing by Company.

13.6	If the Trade Marks are unavailable for use in the Territory or any part thereof, the Parties shall agree upon alternative trade marks to be used on Product and all rights, title and interest in and to such Trade Marks shall be the exclusive property of the Company. The provisions of this Section 13 shall apply to such alternative trade marks in the same way as they apply to the Trade Marks.

13.7	Distributor shall, at the request of Company and at Company’s sole cost, promptly enter into any document reasonably necessary for the recording, registration or safeguarding of the Company’s Intellectual Property Rights in the Territory and take all steps and actions as reasonably required by the Company.

13.8	Subject to Applicable Laws, nothing contained in this Agreement shall be construed as giving Distributor the right to use the Intellectual Property Rights outside of the Territory or for any other product than Product and the Distributor acknowledges that the Company may use, and/or license others to use, the Intellectual Property Rights in all jurisdictions outside of the Territory.

13.9	Distributor acknowledges that the Company is the owner of the Intellectual Property Rights. Any goodwill derived from the use by the Distributor or its Subcontractors of the Intellectual Property Rights shall belong to the Company and the Distributor shall execute or procure the execution of any documents that Company may reasonably request to assign any such goodwill to the Company.

14.	DURATION AND TERMINATION

14.1	This Agreement shall become effective on the Effective Date and, subject to the provisions of this Section 14, shall remain in effect for a period of five (5) years from the Effective Date (the ‘Initial Term’) and shall continue thereafter unless and until terminated earlier in accordance with the terms of this Agreement or by either party on giving to the other not less than ninety (90) days’ written notice such notice to be served at any time but to expire at the end of the Initial Term or any time thereafter.

14.2	Company undertakes and warrants to Distributor that if it sells or relinquishes control in any manner or form the rights to any Product (including, without limitation, any Registration or Intellectual Property Rights) or sells or relinquishes control to any part of its business involving one or more of the Products, it shall procure that this Agreement to the extent it applies to that Product is novated to the buyer in its current form.

14.3	Notwithstanding the provisions of Clause 14.1 the Company shall be entitled to terminate the rights and obligations in this Agreement in so far as they relate to Canada, without penalty, upon giving to the Company not less than nine (9) months prior written notice, such notice to be served at any time.

14.4	Except as otherwise expressly set forth in Clause 14.5, a Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within 60 days (or, except as set forth in Clause 14.5(b), 30 days with respect to any breach of a payment obligation) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such 60-day (or, except as set forth in Clause 14.5(b), 30-day with respect to any breach of a payment obligation) period unless the breaching Party has cured such breach prior to the end of such period. Any right to terminate under this Clause 14.4 shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated legal action in accordance with Clause 18.17 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Clause 18.17.

14.5	In addition to a Party’s right to terminate this Agreement in accordance with any other Clause of this Section 14, a Party (or in the case of Clause 14.5(b), 14.5(c), 14.5(d) or 14.5(g) below, Company) shall have the right to terminate this Agreement immediately upon written notice to the other Party (or in the case of Clause 14.5(b), 14.5(c), 14.5(d) or 14.5(g) below, to Distributor) in the event that:

(a)	the other Party is convicted of any violation of Anti-Corruption Laws;

(b)	Distributor fails to pay an amount or instalment due under this Agreement on time where the total amount due is five hundred thousand US dollars ($500,000) or higher (provided such amount is not the subject of a bona fide dispute) and provided Company has given Distributor at least ten (10) Business Days’ notice that such amount is overdue and the payment has not been made in this time;

(c)	Distributor fails to comply with Applicable Laws in any material respect which leads to Registration of a Product in the Territory being withdrawn by the Relevant Authority;

(d)	Distributor fails to submit its Product Forecasts on or before the deadlines specified in this Agreement on 3 occasions in any rolling twelve-month period during the Term, provided that a failure shall only be triggered on each occasion where the Company has given written notice to the Distributor of a deadline being missed and the Distributor failing to provide the forecast within five (5) Business Days of receiving such notice;

(e)	the other Party or any of its Affiliates is found by a court of competent jurisdiction to have engaged in or facilitated tax evasion in relation to this Agreement resulting in any offence under the Criminal Finances Act 2017;

(f)	the other Party or any of its Affiliates or its Affiliates is found by a court of competent jurisdiction to have committed any fraudulent act or fraudulent omission in relation to this Agreement resulting in any material adverse effect to the first Party; or

(g)	Distributor or any of its Affiliates or agents challenges the validity, enforceability, registration or ownership of the Trade Marks or Intellectual Property Rights.

14.6	Without prejudice to any other rights or remedy it may have under this Agreement or at law, if either Party (the “Affected Party”) undergoes an Insolvency Event, then the Affected Party shall immediately notify the other Party providing details of the Insolvency Event and such other Party may terminate this Agreement without penalty by giving immediate written notice to the Affected Party.

14.7	For the avoidance of doubt the exercise of any express right to terminate this Agreement for any cause whatsoever shall be without prejudice to any and all rights and claims that shall, or may have accrued under the Agreement or otherwise at law.

15.	CONSEQUENCES OF TERMINATION

15.1	Upon termination or expiry of this Agreement for any reason, the Company shall be entitled, but not obliged, to purchase (or to require the Distributor to sell to the Company’s nominee) all and/or part of the Distributor’s remaining stock of Products (‘Residual Stock’). The Company shall notify the Distributor in writing within fourteen (14) days of the termination of this Agreement if it wishes to purchase any of the Residual Stock. The price payable by the Company or its nominee for any Residual Stock so purchased shall be the fully landed costs of the items of Residual Stock to be so purchased which shall mean the Supply Price plus all relevant duties and any Tax. If the Company does not wish to exercise this right or wishes to purchase part of the Residual Stock only, the Distributor may in the six (6) months period immediately following termination of this Agreement (the ‘Sell-Off Period’) sell the remaining stocks and after expiry of the Sell-Off Period all rights to distribute, market and sell the Product and all other licences granted pursuant to this Agreement shall immediately cease.

15.2	Upon termination or expiry of the Agreement for any reason, the Distributor shall make and deliver to the Supplier a complete and accurate inventory of the Distributor’s stocks of the Products as at the date of termination or expiry. The Distributor shall update such inventory on a weekly basis during any Sell-Off Period.

15.3	The valid exercise by Company of a termination right provided for under this Agreement shall not give rise to any claim by Distributor against Company for loss of distribution rights, loss of goodwill or any similar loss as a result of the valid termination of this Agreement.

15.4	Upon expiration or termination of this Agreement for any reason whatsoever, except to the extent required to fulfil its obligations or exercise its rights pursuant to Clause 15.1, or as otherwise directed by the Company in writing, Distributor shall immediately cease any use of the Registration.

15.5	Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Clauses 2.7, 6.5 and 13.2 and Sections 12, 14, 15, 16 and 18 of this Agreement shall survive expiration or any termination of this Agreement.

15.6	Following service of notice to terminate this Agreement the Company shall be entitled to reject any further Purchase Orders.

15.7	Except as provided in Clause 15.1, on termination of this Agreement by the Company the Distributor shall immediately cease to act as and/or describe itself as the Company’s distributor, shall cease all sale of the Products and use of the Intellectual Property Rights, shall return to the Company all of the Company’s information and Product literature and shall destroy all letterhead, business cards and/or other business stationery which may bear the Trade Marks and/or the Company’s name and/or any other Intellectual Property Rights.

15.8	The Distributor is not permitted to build stocks of or take orders for the Products in anticipation of the expiration or termination of this Agreement and the Company shall be entitled to reject any order it believes to be in breach of this Clause 15.8.

16.	PRODUCT RECALLS

16.1	Each Party shall comply with the terms of Schedule H regarding all Product recalls. The Company shall provide replacement Products and shall continue to supply Products in accordance with the terms of this Agreement as soon as reasonably possible following such recall and the Parties shall work together in good faith to agree the best way of achieving this. The Company shall not be liable to Distributor during this period for any failure to supply the Products, nor shall Distributor be liable to the Company during this period for any failure to promote, market, sell or distribute the Products.

17.	RIGHT OF FIRST NEGOTIATION

17.1	Right of first negotiation in favour of Distributor

17.1.1	Subject to Clauses 17.3 and 18.7, during the Term, in the event that Company or any of its Affiliates desires to grant any person, other than the Company or its Affiliates, any rights (whether by license or asset sale, but specifically excluding any proposed Sale Transaction) to commercialise any or all of the products of Company or any of its Affiliates in the Sinclair Group (but excluding Huadong Medicine Company Ltd. and/or Huadong Medicine Aesthetics Investment (HongKong) Limited) in country(ies) in the Territory (‘Territory Rights’), Company shall provide Distributor with written notice thereof, specifying the applicable product(s) with respect to which it proposes to grant Territory Rights (each, a ‘Company Offered Product’) and the country(ies) in the Territory in which Company or its Affiliate proposes to grant such Territory Rights (the ‘Company Offered Country(ies)’), and hereby grants Distributor the right of first negotiation to obtain Territory Rights with respect to the Company Offered Product(s) in the Company Offered Country(ies) (collectively, the ‘Offered Territory Rights’) in accordance with this Clause 17.1. For clarity, Distributor’s right of first negotiation with respect to any Offered Territory Rights under this Clause 17.1 applies to such Offered Territory Rights in their entirety – i.e., all (and not less than all) of the applicable Company Offered Products in all (and not less than all) of the applicable Company Offered Country(ies).

17.1.2	Distributor shall within thirty (30) days after receipt of such notice notify Company in writing either that (a) Distributor is interested in negotiating for such Offered Territory Rights or (b) Distributor has no interest and therefore rejects its right of first negotiation to obtain such Offered Territory Rights. If Distributor notifies Company within thirty (30) days that Distributor desires to negotiate for such Offered Territory Rights, the Parties shall negotiate in good faith for up to ninety (90) days from such notification regarding the terms pursuant to which Company would grant such Offered Territory Rights to Distributor. Failure by Distributor to give notice of its interest or lack of interest in negotiating for such Offered Territory Rights within thirty (30) days after receipt of written notice from Company as described in the first sentence of this Clause 17.1 shall be deemed to constitute a waiver by the Distributor of its right of first negotiation with respect to such Offered Territory Rights. In addition, failure of the Parties to agree within such 90-day negotiation period shall be deemed to constitute rejection by Distributor of such Offered Territory Rights, subject to Clause 17.1.3.

17.1.3	If Distributor waives or otherwise fails to exercise its right of first negotiation with respect to such Offered Territory Rights, or if the Parties fail to agree within such 90-day negotiation period, then Company shall be free to grant such Offered Territory Rights in their entirety – i.e., all (and not less than all) of the applicable Company Offered Products in all (and not less than all) of the applicable Company Offered Country(ies) – to any third party, and Distributor shall have no further rights with respect to such Offered Territory Rights; provided, however, that:

(a)	if Distributor had exercised its right of first negotiation with respect to such Offered Territory Rights but the Parties failed to reach agreement within the 90-day negotiation period, then:

(i)	during the 12-month period beginning on the expiration of such negotiation period, Company shall not grant such Offered Territory Rights to any third party on terms more favourable to such third party than those offered to Distributor without first offering such Offered Territory Rights to Distributor on such more favourable terms for a period of thirty (30) days; and

(ii)	if Company does not enter into a definitive agreement with a third party for the grant of such Offered Territory Rights before the expiration of such 12-month period, then such Offered Territory Rights shall again become subject to this Clause 17.1; and

(b)	whether or not Distributor exercised its right of first negotiation with respect to such Offered Territory Rights, if Company makes any modification to such Offered Territory Rights (i.e., adding or removing a product from the Company Offered Products and/or a country from the Company Offered Country(ies)) and desires to grant any person, other than the Company or its Affiliates, any rights to such Offered Territory Rights as so modified, such Offered Territory Rights as so modified shall be subject to this Clause 17.1 to the same extent as were the original unmodified Offered Territory Rights.

17.1.4	For clarity, Company’s obligation to provide Distributor with a right of first negotiation under this Clause 17.1 shall apply individually to each product of Company and its Affiliates (excluding Huadong Medicine Company Ltd. and/or Huadong Medicine Aesthetics Investment (HongKong) Limited) in each country of the Territory, and Distributor’s waiver of or failure to exercise its right of first negotiation with respect to any particular product in any particular country of the Territory shall not constitute a waiver of Distributor’s right of first negotiation under this Clause 17.1 with respect to (i) that product in any other country in the Territory or (ii) any other product in any country of the Territory.

17.2	Right of first negotiation in favour of Company

17.2.1	Subject to Clauses 17.3 and 18.7, during the Term, in the event that Distributor or any of its Affiliates desires to grant any person, other than the Distributor or its Affiliates, any rights (whether by license or asset sale, but specifically excluding any proposed Sale Transaction) to commercialise any or all of the Distributor’s or its Affiliates’ products in country(ies) outside of the Territory (‘Ex-Territory Rights’), Distributor shall provide Company with written notice thereof, specifying the applicable product(s) with respect to which it proposes to grant Ex-Territory Rights (each, a ‘Distributor Offered Product’) and the country(ies) outside of the Territory in which Distributor or its Affiliate proposes to grant such Ex-Territory Rights (the ‘Distributor Offered Country(ies)’), and hereby grants Company the right of first negotiation to obtain Ex-Territory Rights with respect to such Distributor Offered Product(s) in such Distributor Offered Country(ies) (collectively, the ‘Offered Ex-Territory Rights’) in accordance with this Clause 17.2. For clarity, Company’s right of first negotiation with respect to any Offered Ex-Territory Rights under this Clause 17.2 applies to such Offered Ex-Territory Rights in their entirety – i.e., all (and not less than all) of the applicable Distributor Offered Products in all (and not less than all) of the applicable Distributor Offered Country(ies).

17.2.2	Company shall within thirty (30) days after receipt of such notice notify Distributor in writing either that (a) Company is interested in negotiating for such Offered Ex-Territory Rights or (b) Company has no interest and therefore rejects its right of first negotiation to obtain such Offered Ex-Territory Rights. If Company notifies Distributor within thirty (30) days that Company desires to negotiate for such Offered Ex-Territory Rights, the Parties shall negotiate in good faith for up to ninety (90) days from such notification regarding the terms pursuant to which Distributor would grant such Offered Ex-Territory Rights to Company. Failure by Company to give notice of its interest or lack of interest in negotiating for such Offered Ex-Territory Rights within thirty (30) days after receipt of written notice from Distributor as described in the first sentence of this Clause 17.2 shall be deemed to constitute a waiver by the Company of its right of first negotiation with respect to such Offered Ex-Territory Rights. In addition, failure of the Parties to agree within such 90-day negotiation period shall be deemed to constitute rejection by Company of such Offered Ex-Territory Rights, subject to Clause 17.2.3.

17.2.3	If Company waives or otherwise fails to exercise its right of first negotiation with respect to such Offered Ex-Territory Rights, or if the Parties fail to agree within such 90-day negotiation period, then Distributor shall be free to grant such Offered Ex-Territory Rights in their entirety – i.e., all (and not less than all) of the applicable Distributor Offered Products in all (and not less than all) of the applicable Distributor Offered Country(ies) – to any third party, and Company shall have no further rights with respect to such Offered Ex-Territory Rights; provided, however, that:

(a)	if Company had exercised its right of first negotiation with respect to such Offered Ex-Territory Rights but the Parties failed to reach agreement within the 90-day negotiation period, then:

(i)	during the 12-month period beginning on the expiration of such negotiation period, Distributor shall not grant such Offered Ex-Territory Rights to any third party on terms more favourable to such third party than those offered to Company without first offering such Offered Ex-Territory Rights to Company on such more favourable terms for a period of thirty (30) days; and

(ii)	if Distributor does not enter into a definitive agreement with a third party for the grant of such Offered Ex-Territory Rights before the expiration of such 12-month period, then such Offered Ex-Territory Rights shall again become subject to this Clause 17.2; and

(b)	whether or not Company exercised its right of first negotiation with respect to such Offered Ex-Territory Rights, if Distributor makes any modification to such Offered Ex-Territory Rights (i.e., adding or removing a product from the Distributor Offered Products and/or a country from the Distributor Offered Country(ies)) and desires to grant any person, other than the Distributor or its Affiliates, any rights to such Offered Ex-Territory Rights as so modified, such Offered Ex-Territory Rights as so modified shall be subject to this Clause 17.2 to the same extent as were the original unmodified Offered Ex-Territory Rights.

17.2.4	For clarity, Distributor’s obligation to provide Company with a right of first negotiation under this Clause 17.2 shall apply individually to each product of Distributor and its Affiliates in each country outside of the Territory, and Company’s waiver of or failure to exercise its right of first negotiation with respect to any particular product in any particular country outside of the Territory shall not constitute a waiver of Company’s right of first negotiation under this Clause 17.2 with respect to (i) that product in any other country outside of the Territory or (ii) any other product in any country outside of the Territory.

17.3	For clarity, neither Clause 17.1 nor Clause 17.2 shall apply to any proposed Sale Transaction with respect to a Party.

18.	MISCELLANEOUS PROVISIONS

18.1	The relationship between Company and Distributor established by this Agreement is that of independent contractors, and neither Party shall hold itself out as an agent of the other Party. Nothing contained in this Agreement shall be construed to:

18.1.1	give either Party the power to direct and control the day-to-day activities of the other; or

18.1.2	constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or

18.1.3	constitute either Party as an agent, employee or legal representative of the other Party.

18.2	Any or all of the activities or obligations of a Party referred to or contemplated in this Agreement may be carried out on such Party’s behalf by an Affiliate of such Party as may be notified to the other Party.

18.3	Neither Party shall have any power or authority to bind the other Party in any manner and shall not hold itself out as the agent of the other Party for any purpose.

18.4	Confidentiality

18.4.1	Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Receiving Party agrees that, during the Term and for five (5) years thereafter, such Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the Disclosing Party. The Receiving Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

18.4.2	The Receiving Party’s obligations under this Clause 18.4 shall not apply to any information which the Receiving Party can prove by competent evidence:

(a)	is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

(b)	is known by the Receiving Party at the time of receiving such information, as evidenced by its records;

(c)	is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; or

(d)	is independently discovered or developed by the Receiving Party without the use of Confidential Information of the other Party.

18.4.3	The Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)	complying with applicable court orders, Applicable Laws, or the listing rules of any exchange on which such Party’s securities are traded;

(b)	in the case of Company, complying with Company’s reporting obligations to Relevant Authorities in the Territory with respect to the Product;

(c)	disclosure to Affiliates, actual and potential Subcontractors, employees, officers, directors or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfil its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential Subcontractor, employee, officer, director or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Clause 18.4; and

(d)	disclosure to third parties in connection with due diligence or similar investigations by such third parties, and disclosure to potential third party investors in confidential financing documents, provided, in each case, that any such third party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to sub-clause (a) of this Clause 18.4.3, it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts.

18.5	Neither Party shall be liable for any failure or delay in performance of its obligations (other than payment obligations) to the extent such delay or non-performance is caused by a Force Majeure Event. The non-performing Party shall notify the other Party of such Force Majeure Event as soon as reasonably practicable after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use all reasonable efforts to remedy its inability to perform.

18.6	If any term of this Agreement is found by any court of competent jurisdiction to be illegal, invalid, void or unenforceable such term shall be deemed to be severed from this Agreement and this will not affect the remainder of this Agreement which shall continue in full force and effect. In this event the Parties will seek to agree a valid and enforceable term to replace the severed term which to the maximum extent possible achieves the Parties’ original commercial intention.

18.7	This Agreement and the licenses and other rights conferred upon each Party under this Agreement are personal and cannot be transferred, sublicensed, assigned or otherwise disposed of by that Party without the prior written consent of the other Party, which consent the other Party may withhold in its sole and absolute discretion, except that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent either:

18.7.1	in connection with the transfer or sale of all or substantially all of such Party’s business to a third party, whether by merger, sale of stock, sale of assets or otherwise (each, a ’Sale Transaction’); provided, however, that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the acquiring third party by operation of law (e.g., in the context of a reverse triangular merger)):

(a)	intellectual property rights of the acquiring third party that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement;

(b)	products of the acquiring third party that existed prior to the Sale Transaction and products that are developed (other than by modification of products owned by or licensed to such Party prior to the Sale Transaction) or acquired by the acquiring third party after the Sale Transaction shall not be subject to Section 17; and

(c)	in the case of a Sale Transaction with respect to Distributor in which the acquiring third party is, as of the time of such Sale Transaction, engaged in the commercialisation of any Competing Product in the Territory, Company shall have the one-time right to terminate this Agreement, exercisable by written notice delivered to Distributor no later than thirty (30) days after the earlier of (i) delivery by Distributor to Company of written notice of the consummation of such Sale Transaction and (ii) the first public announcement of the consummation of such Sale Transaction. For clarity, the termination right set forth in this sub-clause 18.7.1(c) is in addition to Company’s rights of termination under Section 14; or

18.7.2	to an Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

18.8	A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

18.9	Any formal notice required to be given by either Party in this Agreement shall be in writing and in English and sent to the other Party at its address set forth above (or at such other address as shall have been designated by such other Party in writing). Notices may be given and shall be deemed received:

18.9.1	by first-class post: two Business Days after posting;

18.9.2	by airmail: seven Business Days after posting; or

18.9.3	by hand: on delivery.

18.10	This Agreement and the documents referred to herein constitute the entire agreement between the Parties with respect to its subject matter, supersede all previous agreements or understandings with respect thereto and may not be modified except by an instrument in writing signed by the duly authorised representatives of the Parties. Each Party acknowledges that is not entering into this Agreement in reliance upon and shall have no remedy in respect of any representation or warranty not set out in this Agreement. Nothing in this clause excludes liability for fraud or fraudulent misrepresentation.

18.11	Any amendments of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by authorised representatives of each of the Parties.

18.12	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the parties to this Agreement shall have any rights under it.

18.13	This Agreement is to be interpreted in accordance with the following:

18.13.1	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement;

18.13.2	a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns;

18.13.3	the Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules;

18.13.4	a reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established;

18.13.5	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

18.13.6	references to Clauses and Schedules are to the Clauses and Schedules of this Agreement and references to paragraphs are to paragraphs of the relevant Schedule; and

18.13.7	any words following the terms ‘including’, ‘include’, ‘in particular’, ‘for example’ or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

18.14	Distributor acknowledges that Company may have no adequate remedy under this Agreement or at law in the event that Distributor were to use the Intellectual Property Rights in a manner not authorised by this Agreement, and each Party acknowledges that the other Party may have no adequate remedy under this Agreement or at law in the event of such Party’s breach of Clause 18.4, and that, in each case, the non-breaching Party would, in such circumstances, be entitled to seek specific performance, injunctive or other equitable relief, including interlocutory and preliminary injunctive relief.

18.15	Each Party’s rights and remedies under this Agreement and under the law are intended to be cumulative, and not mutually exclusive.

18.16	This Agreement shall be governed by and construed in accordance with English law.

18.17	Subject to Clause 4.8, the Parties irrevocably agree that the federal courts located in the State of New York, USA, shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement, and the Parties hereby submit and consent to the exclusive jurisdiction of the federal courts located in the State of New York, USA.

Data Privacy

18.18	Each Party acknowledges that, for the purposes of the Data Protection Laws, it is a controller in relation to the Shared Data and that it independently determines the purposes for which and the manner in which any Shared Data is processed.

18.19	Each Party shall:

18.19.1	comply with its obligations under Data Protection Laws;

18.19.2	to the extent permitted by Data Protection Laws, deal promptly and in good faith with all reasonable and relevant enquiries from the other Party relating to its processing of the Shared Data; and

18.19.3	assist the other Party to enable that Party to comply with its obligations under Data Protection Laws.

18.20	Without limiting Clause 18.19, each Party warrants, represents and undertakes to the other that:

18.20.1	it collected the Shared Data in accordance with Data Protection Laws; and

18.20.2	it has the right to disclose the Shared Data to the other Party.

Announcements

18.21	Save as provided in the sub-clauses below, neither Party shall make or authorise any public announcement or communication concerning this Agreement except:

18.21.1	to the Parties’ auditors, insurers and legal professional advisers (and solely on a confidential basis);

18.21.2	to the Parties’ Affiliates on a confidential and strictly need to know basis only;

18.21.3	where either Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal or regulatory obligation;

18.21.4	to the extent that the information is already in the public domain other than through breach of this clause;

18.21.5	to the extent necessary to implement and enforce any terms of this Agreement;

18.21.6	to the extent required by Applicable Laws or the listing requirements of any exchange on which a Party’s or its Affiliate’s securities are listed; or

18.21.7	with the prior written consent of the other Party (such consent not to be unreasonably withheld).

18.22	If any exception in the sub-clauses above applies, the Party permitted to make the disclosure shall promptly notify the other Party prior to that disclosure and shall, to the extent permitted by law, use reasonable endeavours to obtain from the relevant third party an agreement to maintain confidentiality on the same terms as the Agreement of the Parties in this clause.

[Signature page follows]

In Witness Whereof, the Parties have, by duly authorized persons, executed this Agreement as of the Effective Date.

Sinclair Pharma US Inc.	Suneva Medical, Inc.

By:	By:

Name:	Name:

Title:	Title: